Liberty Oilfield Services Inc. Announces Third Quarter 2021 Financial and Operational Results and the Acquisition of PropX
October 26, 2021
Denver - (Business Wire) - Liberty Oilfield Services Inc. (NYSE: LBRT; “Liberty” or the “Company”) announced today third quarter 2021 financial and operational results and acquisition of PropX.
Summary Results and Highlights
•Revenue of $654 million, representing a 12% sequential increase, and net loss1 of $39 million, or $0.22 fully diluted loss per share for the quarter ended September 30, 2021
•Adjusted EBITDA2 of $32 million
•Announced the acquisition of Proppant Express Investments, LLC (“PropX”), a provider of proppant delivery equipment, logistics and software solutions
•Executed multi-year arrangements to deploy Liberty’s digiFracTM electric fleet in 2022
•Announced an amendment to its secured asset-based revolving credit facility (“ABL Facility”) that provides for a $100 million increase in aggregate commitment to $350 million and extends the maturity date until October 2026
•Achieved 24 hours of continuous plug and perforation pumping time on two occasions
“Liberty achieved solid momentum in the third quarter. Total revenues increased 12% sequentially as activity and service pricing rose during the period. The underlying growth was a testament to the Liberty team’s focus on customer engagement, service quality and technology. We were able to deliver strong growth while navigating integration activities, cost inflation and the disruptive impact of the pandemic on global supply chains and labor availability,” commented Chris Wright, Chief Executive Officer. “The third quarter benefited from service price increases, but Liberty was not immune to the serious supply chain issues the world faces today as faster cost increases more than offset higher prices during the period. Increased transportation costs and driver shortages, maintenance personnel and supply chain constraints and integration costs hurt margins in the period. For instance, we estimate that rapidly increasing logistics costs that were not passed through to customers in the quarter were approximately $12 million, and maintenance costs were $8 million higher than normal due to integration and Covid related disruptions. While we expect the supply chain, logistics and integration challenges to continue into the fourth quarter, we are actively working to moderate their effect on margins.”
“Activity and momentum are expected to continue to strengthen in the fourth quarter and into 2022 supported by strong industry fundamentals and demand for Liberty. Against this backdrop, Liberty is excited to announce the execution of the first two multi-year arrangements to deploy Liberty’s digiFrac electric fleets in 2022 with long-standing Liberty customers. The technical ingenuity and design of the first purpose-built electric frac fleet has been well-received by E&P operators and we are developing our multi-year deployment strategy in conjunction with our customer partners,” continued Mr. Wright.
1    Net loss attributable to controlling and non-controlling interests. Net loss during the three months ended June 30, 2021 includes the establishment of a deferred tax valuation allowance driven primarily by COVID-19 related losses.
2    “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental financial information in the table under “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.

PropX Acquisition
Liberty announced today it has acquired PropX for an aggregate purchase price of approximately $90.0 million, subject to normal closing adjustments, consisting of $13.5 million in cash and the equivalent of 5.8 million shares of Liberty’s common stock valued at $76.5 million based on a 30-day average closing share price of $13.08 on October 25, 2021.
Founded in 2016, PropX is a leading provider of last-mile proppant delivery solutions including proppant handling equipment and logistics software across North America. PropX offers innovative environmentally friendly technology with optimized dry and wet sand containers and wellsite proppant handling equipment that drive logistics efficiency and reduce noise and emissions. PropX wet sand handling technology is a key enabler of the next step of cost and emissions reductions in the proppant industry. PropX also offers customers the latest real-time logistics software, PropConnect, for sale or as hosted SaaS service. PropX will continue to sell and deliver these solutions industry-wide.
The transaction positions Liberty as an integrated provider of completion services with proppant, equipment, logistics and integrated software that will improve Liberty’s operational and logistics efficiency. We also expect the leading-edge wet sand handling technology to reduce the environmental impact and cost of completions for Liberty’s frac customers and the industry.
“We have a relentless focus on building value over the long term, and we are pleased to announce the acquisition of PropX, at a highly accretive valuation multiple. The addition of PropX integrates the latest proppant delivery technologies and software into our supply chain and brings advanced, ESG-friendly wet sand handling technology and expertise that we can bring to the whole industry. Together, we believe these solutions will reduce the environmental impact of last-mile delivery and lower our total delivered cost to our customers,” commented Mr. Wright. “This acquisition exemplifies our strategy of investing for the future and maintaining a clear focus on technology innovation, highly efficient operations and a strong balance sheet to deliver greater value for our shareholders through cycles.”
Outlook
During the third quarter, worldwide economic activity continued to grow, despite supply chain disruptions, materials shortages, labor scarcity, rising costs, and Covid-related uncertainty. The demand for energy continues to outpace the gradual return of supply, as evidenced by the energy crises in Europe and China and low inventories. Global oil and gas supply remains constrained by underinvestment in oil and gas production and associated infrastructure.
Tightness in global commodity markets is bolstering demand for frac services in support of energy consumption. Concurrently, there has been frac industry consolidation, equipment cannibalization and attrition. Customers are in search of modern, environmentally friendly solutions. The shift towards next generation equipment, leading edge engineering solutions and the digitalization of the oilfield is defining the next phase of the cycle. Liberty is in a highly advantaged position with top tier technology innovation, engineering prowess, service quality, and ESG-friendly equipment.
“Today, we have a stronger, more flexible business with greater underlying efficiency resulting from the integration of OneStim®, the opportunistic acquisition of PropX, investment in digiFrac and digital software systems. Our entire team is focused on improving every aspect of our business to maintain and grow our competitive edge in this upcycle,” commented Mr. Wright. “Importantly, we believe the strong momentum will continue, with incremental service price increases that likely manifest more noticeably entering 2022. We are at the early innings of the cycle with the right technology, people, and commitment to excellence, and we believe our relentless focus on providing the best service to our customers sets up for a stronger 2022.”

Third Quarter Results
For the third quarter of 2021, revenue increased 12% to $654 million from $581 million in the second quarter of 2021.
Net loss before income taxes totaled $39 million for the third quarter of 2021 compared to net loss before income taxes of $36 million for the second quarter of 2021.
Net loss1 (after taxes) totaled $39 million for the third quarter of 2021 compared to net loss1 of $52 million in the second quarter of 2021. Net loss1 (after tax) in the second quarter included the impacts of a valuation allowance recorded against a portion of the Company’s deferred tax assets and related remeasurement of the Company’s liability under the tax receivable agreement.
Adjusted EBITDA2, decreased to $32 million from $37 million in the second quarter.
Fully diluted loss per share was $0.22 for the third quarter of 2021 compared to $0.29 for the second quarter of 2021.
Balance Sheet and Liquidity
As of September 30, 2021, Liberty had cash on hand of $35 million, an increase from second quarter levels as working capital increased, and total debt of $122 million, including $16 million drawn on the ABL credit facility, net of deferred financing costs and original issue discount. The term loan requires only a 1% annual amortization of principal, paid quarterly. Recently, the term loan maturity date was extended by two years and no substantial payment is due until maturity in September 2024, subject to mandatory prepayments from excess cash flow. Total liquidity, including availability under the credit facility, was $268 million as of September 30, 2021.
In October, 2021, Liberty amended its secured asset-based revolving credit facility. The amendment extends the maturity date of the facility from September 2022 to October 2026 and provides for a $100 million increase in aggregated commitment to $350 million. Availability under the amended ABL Facility is subject to a borrowing base, supported by receivables and inventory. The ABL Facility has a $75 million uncommitted accordion feature which, subject to satisfaction of specific terms and conditions, would provide for increased availability under the credit facility.
Conference Call
Liberty will host a conference call to discuss the results at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on Wednesday, October 27, 2021. Presenting Liberty’s results will be Chris Wright, Chief Executive Officer, Ron Gusek, President, and Michael Stock, Chief Financial Officer.
Individuals wishing to participate in the conference call should dial (833) 255-2827, or for international callers (412) 902-6704. Participants should ask to join the Liberty Oilfield Services call. A live webcast will be available at http://investors.libertyfrac.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers (412) 317-0088. The passcode for the replay is 10148935. The replay will be available until November 4, 2021.
About Liberty
Liberty is a leading North American oilfield services firm that offers one of the most innovative suites of completion services and technologies to onshore oil and natural gas exploration and production companies. Liberty was founded in 2011 with a relentless focus on developing and delivering next generation technology for the sustainable development of unconventional energy resources in partnership with our customers. Liberty is headquartered in Denver, Colorado. For more information about Liberty, please contact Investor Relations at IR@libertyfrac.com.

Non-GAAP Financial Measures
This earnings release includes unaudited non-GAAP financial and operational measures, including EBITDA, Adjusted EBITDA and Pre-Tax Return on Capital Employed. We believe that the presentation of these non-GAAP financial and operational measures provides useful information about our financial performance and results of operations. Non-GAAP financial and operational measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial and operational measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with U.S. GAAP. See the tables entitled Reconciliation and Calculation of Non-GAAP Financial and Operational Measures for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP measure.
Forward-Looking and Cautionary Statements
The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, the deployment of fleets in the future, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, return of capital to stockholders, business strategy and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “outlook,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “likely,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this earnings release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in Liberty's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on February 24, 2021 and in our other public filings with the SEC. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.

Contact:
Michael Stock
Chief Financial Officer
303-515-2851
IR@libertyfrac.com

Liberty Oilfield Services Inc.
Selected Financial Data
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Statement of Operations Data:	(amounts in thousands, except for per share and fleet data)
Revenue	$653,727	$581,288	$147,495	$1,787,047	$708,201
Costs of services, excluding depreciation and amortization shown separately	593,683	521,956	139,237	1,614,574	621,471
General and administrative	32,281	29,403	17,307	88,043	63,984
Transaction, severance and other costs	1,556	2,996	2,609	12,173	11,666
Depreciation and amortization	65,852	63,214	44,496	191,122	134,258
Gain on disposal of assets	(79)	(277)	(752)	(1,076)	(520)
Total operating expenses	693,293	617,292	202,897	1,904,836	830,859
Operating loss	(39,566)	(36,004)	(55,402)	(117,789)	(122,658)
Gain on remeasurement of liability under tax receivable agreement (1)	(4,947)	(3,305)	—	(8,252)	—
Interest expense, net	4,007	3,767	3,595	11,528	10,859
Net loss before taxes	(38,626)	(36,466)	(58,997)	(121,065)	(133,517)
Income tax expense (benefit) (1)	753	16,006	(9,972)	9,402	(21,074)
Net loss	(39,379)	(52,472)	(49,025)	(130,467)	(112,443)
Less: Net loss attributable to non-controlling interests	(489)	(1,912)	(14,523)	(6,812)	(33,890)
Net loss attributable to Liberty Oilfield Services Inc. stockholders	$(38,890)	$(50,560)	$(34,502)	$(123,655)	$(78,553)
Net loss attributable to Liberty Oilfield Services Inc. stockholders per common share:
Basic	$(0.22)	$(0.29)	$(0.41)	$(0.72)	$(0.94)
Diluted	$(0.22)	$(0.29)	$(0.41)	$(0.72)	$(0.94)
Weighted average common shares outstanding:
Basic	178,311	172,523	84,937	171,402	83,299
Diluted (2)	178,311	172,523	84,937	171,402	83,299

Other Financial and Operational Data
Capital expenditures (3)	$56,208	$37,666	$12,281	$137,826	$58,453
Adjusted EBITDA (4)	$32,008	$36,573	$1,396	$100,266	$50,775

(1)During the second quarter of 2021, the Company entered into a three-year cumulative pre-tax book loss driven primarily by COVID-19 which, applying the interpretive guidance to Accounting Standards Codification Topic 740 - Income Taxes, required the Company to recognize a valuation allowance against certain of the Company’s deferred tax assets. The Company recorded a valuation allowance against certain deferred tax assets, generating additional income tax expense in the three months ended June 30, 2021 and nine months September 30, 2021. In connection with the recognition of a valuation allowance, the Company was also required to remeasure the liability under the tax receivable agreement resulting in a gain.
(2)In accordance with U.S. GAAP, diluted weighted average common shares outstanding for the three months ended September 30, 2021, June 30, 2021, and September 30, 2020, exclude weighted average shares of Class B common stock (1,860, 7,641 and 29,392, respectively), restricted shares (0, 0 and 235, respectively) and restricted stock units (3,256, 4,107 and 2,458, respectively) outstanding during the period. Additionally, diluted weighted average common shares outstanding for the nine months ended September 30, 2021 and 2020, exclude weighted average shares of Class B common stock (8,558 and 29,259, respectively), restricted shares (0 and 250, respectively) and restricted stock units (3,470 and 2,276, respectively) outstanding during the period.
(3)Capital expenditures presented above are shown on an as incurred basis, including capital expenditures in accounts payable and accrued liabilities.
(4)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.

Liberty Oilfield Services Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)
	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$34,705	$68,978
Accounts receivable and unbilled revenue	434,498	313,949
Inventories	116,795	118,568
Prepaids and other current assets	85,567	65,638
Total current assets	671,565	567,133
Property and equipment, net	1,069,890	1,120,950
Operating and finance lease right-of-use assets	151,771	114,611
Other assets	72,866	87,248
Total assets	$1,966,092	$1,889,942
Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$459,869	$311,721
Current portion of operating and finance lease liabilities	48,804	44,061
Current portion of long-term debt, net of discount	379	364
Total current liabilities	509,052	356,146
Long-term debt, net of discount	121,125	105,411
Long-term operating and finance lease liabilities	94,954	61,748
Deferred tax liability	765	—
Payable pursuant to tax receivable agreement	48,342	56,594
Total liabilities	774,238	579,899

Stockholders' equity:
Common Stock	1,802	1,795
Additional paid in capital	1,278,073	1,125,554
(Accumulated deficit) retained earnings	(100,365)	23,288
Accumulated other comprehensive income	191	—
Total stockholders’ equity	1,179,701	1,150,637
Non-controlling interest	12,153	159,406
Total equity	1,191,854	1,310,043
Total liabilities and equity	$1,966,092	$1,889,942

Liberty Oilfield Services Inc.
Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
(unaudited, amounts in thousands)
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Net loss	$(39,379)	$(52,472)	$(49,025)	$(130,467)	$(112,443)
Depreciation and amortization	65,852	63,214	44,496	191,122	134,258
Interest expense, net	4,007	3,767	3,595	11,528	10,859
Income tax expense (benefit)	753	16,006	(9,972)	9,402	(21,074)
EBITDA	$31,233	$30,515	$(10,906)	$81,585	$11,600
Stock based compensation expense	4,245	5,899	4,487	15,091	12,894
Fleet start-up and lay-down costs	—	—	5,958	—	10,457
Transaction, severance and other costs	1,556	2,996	2,609	12,173	11,666
Gain on disposal of assets	(79)	(277)	(752)	(1,076)	(520)
Provision for credit losses	—	745	—	745	4,678
Gain on remeasurement of liability under tax receivable agreement	(4,947)	(3,305)	—	(8,252)	—
Adjusted EBITDA	$32,008	$36,573	$1,396	$100,266	$50,775

Calculation of Pre-Tax Return on Capital Employed
	Twelve Months Ended
	September 30,
	2021	2020
Net loss	$(178,698)
Add back: Income tax benefit	(381)
Pre-tax net loss	$(179,079)
Capital Employed
Total debt, net of discount	$121,504	$105,862
Total equity	1,191,854	676,295
Total Capital Employed	$1,313,358	$782,157

Average Capital Employed (1)	$1,047,758
Pre-Tax Return on Capital Employed (2)	(17)%

(1)Average Capital Employed is the simple average of Total Capital Employed as of September 30, 2021 and 2020.
(2)Pre-tax Return on Capital Employed is the ratio of pre-tax net loss for the twelve months ended September 30, 2021 to Average Capital Employed.